Exhibit 10.1

AMENDMENT No. 2 TO AT MARKET ISSUANCE SALES AGREEMENT

THIS AMENDMENT No. 2 TO AT MARKET ISSUANCE SALES AGREEMENT (the “Amendment”) is entered into effective as of the 30th day of December, 2010 (the “Amendment Effective Date”), by and between Valence Technology, Inc., a Delaware corporation (the “Company”), and Wm Smith & Co. (“Wm Smith”).  Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the At Market Sales Issuance Agreement dated February 22, 2008 by and between the Company and Wm Smith, as amended by Amendment No. 1 effective July 2, 2009 (the “Sales Agreement”).

RECITALS:

WHEREAS, through the date hereof, the Company has issued and sold 10,000,000 Shares (the “Previously Sold Shares”) prior to the Amendment Effective Date through Wm Smith, acting as agent and/or principal, pursuant to the terms and conditions of the Sales Agreement;

WHEREAS, the Company and Wm Smith each desire to amend the Sales Agreement to increase the aggregate number of shares of the Company’s Common Stock permitted to be sold thereunder by ten million (10,000,000), to an aggregate of twenty million (20,000,000) shares of Common Stock;

WHEREAS, pursuant to Section 16 thereof, the Sales Agreement may be amended pursuant to a written instrument executed by the Company and Wm Smith;

WHEREAS, such increase to twenty million shares of Common Stock permitted to be sold under the Sales Agreement less the Previously Sold Shares shall result in 10,000,000 Shares (the “Available Shares”) available for issuance and sale thereunder immediately following such increase; and

WHEREAS, the parties hereto desire to take the actions set forth below.

AGREEMENT:

NOW, THEREFORE, the parties hereby agree as follows:

(a)           Amendment to Section 1 of the Sales Agreement; Increase in Shares.  The first sentence of Section 1 of the Sales Agreement is amended and restated in its entirety to read as follows:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through Wm Smith, acting as agent and/or principal, up to 20,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).”

Unless and to the extent that the context clearly requires otherwise, references to “Shares” in the Sales Agreement, as amended by this Amendment, shall hereafter be deemed to include the additional ten million (10,000,000) shares of Common Stock (the “Additional Shares”) that are the subject of this Amendment, mutatis mutandis; provided that only the Available Shares shall remain available for issuance thereunder.

(b)           Prospectus Supplement.  The Company agrees to file a prospectus supplement to the base prospectus included as part of the Registration Statement relating to the Additional Shares (the “New Prospectus Supplement”).  The Company will furnish to Wm Smith, for use by Wm Smith, copies of such New Prospectus Supplement and such New Prospectus Supplement shall be included as part of the Registration Statement and the Prospectus.

(c)           Additional Shares Listing.  The Company will use its reasonable best efforts to cause the Additional Shares to be listed on the Exchange and to qualify the Additional Shares for sale under the securities laws of such jurisdictions as Wm Smith reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Shares (including the Available Shares); provided, however, that the Company shall not be required in connection therewith to qualify as a foreign corporation or dealer in securities or file a general consent to service of process in any jurisdiction.

(d)           Company Counsel.  Section 7(n) of the Agreement is hereby amended to replace “Andrews & Kurth” with “Wilson Sonsini Goodrich & Rosati, P.C.”  Section 12(ii) is amended by replacing the name and address of Andrews & Kurth with “Wilson Sonsini Goodrich & Rosati, P.C., 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, TX  78746 (facsimile:  512-338-5499), Attn:  Robert Suffoletta.”

(e)           Available Shares Acknowledgment.  The Company and Wm Smith each  acknowledge and agree that immediately following the effectiveness of this Amendment, the number of Shares remaining available for sale under the Sales Agreement, as amended by this Amendment, shall be 10,000,000 Shares.

(f)            Deliveries of the Company.  No later than five business days following execution of this Amendment, the Company has delivered to Wm Smith a certificate contemplated by Section 7(m) of the Agreement and has caused Company Counsel to furnish a legal opinion letter addressing the same matters set forth in such counsel’s opinion letter to Wm Smith dated October 29, 2010.

(g)           No Other Amendments.  Except as set forth in this Amendment, all the terms and provisions of the Sales Agreement shall continue in full force and effect.

(h)           Governing Law.  This Amendment shall be governed by and construed under the laws of the State of New York, without giving effect to conflicts of laws principles.

(i)            Counterparts.  This Amendment may be executed in two counterparts (including, without limitation, facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the respective parties have executed this Amendment No. 2 to At Market Issuance Sales Agreement effective as of the date first set forth above.

VALENCE TECHNOLOGY, INC.

By:	/s/ Robert L. Kanode
Robert L. Kanode
President and Chief Executive Officer

WM SMITH & CO.

By:	/s/ William S. Smith
William S. Smith
President